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                                                  EXHIBIT 12


BRUNSWICK CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                     -----------------------
                                                                  1997           1996           1995           1994          1993
                                                                  ----           ----           ----           ----          ----
EARNINGS AS ADJUSTED
     Earnings from continuing operations before  extraordinary
      item and cumulative effect of accounting changes           151.2          185.8          133.6          127.1          53.8
     Income tax provision                                         85.0          104.5           73.2           68.2          31.6
     Interest expense                                             51.3           33.4           32.5           28.5          27.2
     Interest  portion of rent expense                            10.7            9.8            7.2            7.1           7.5
     Equity in earnings of less-than 50% owned affiliates          0.2              -            0.1              -           0.2
     Dividends received from less-than 50% owned affiliates          -              -              -              -             -
                                                                 -----          -----          -----          -----         -----
                                                                 298.4          333.5          246.6          230.9         120.3
                                                                 -----          -----          -----          -----         -----
                                                                 -----          -----          -----          -----         -----

FIXED CHARGES
     Interest expense                                             51.3           33.4           32.5           28.5          27.2
     Interest portion of rent expense                             10.7            9.8            7.2            7.1           7.5
     Capitalized interest                                            -              -              -              -           0.4
                                                                 -----          -----          -----          -----         -----
                                                                  62.0           43.2           39.7           35.6          35.1
                                                                 -----          -----          -----          -----         -----


RATIO OF EARNINGS TO FIXED CHARGES (a)                             4.8x           7.7x           6.2x           6.5x          3.4x
                                                                 -----          -----          -----          -----         -----

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(a)  For computation of the ratio of earnings to fixed charges, "earnings" have been calculated by adding fixed charges (excluding capitalized interest) to earnings from continuing operations before income taxes and then deducting the undistributed earnings of affiliates. Fixed charges consist of interest expense, estimated interest portion of rental expense and capitalized interest.